UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2009

Victory Acquisition Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33419	20-8218483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 West Broadway, PMB 402, Jackson, Wyoming	83001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (307) 734-2645

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 8.01.	Other Events.

On April 24, 2009, Victory Acquisition Corp. (“Victory”) and TouchTunes Corporation (“TouchTunes”) announced the joint termination of the Agreement and Plan of Reorganization, dated as of March 23, 2009, by and between Victory, VAC Merger Sub, Inc., a wholly-owned subsidiary of Victory, TouchTunes and VantagePoint CDP Partners, L.P., pursuant to which TouchTunes was to become a wholly-owned subsidiary of Victory.

As a result of the foregoing, pursuant to Victory’s amended and restated certificate of incorporation, Victory’s corporate existence ceased except for the purposes of winding up its affairs and liquidating. Under the Delaware General Corporation Law, Victory is now required to pay or make reasonable provision for all existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to Victory, and to provide compensation for any claims that have not been made known to Victory or that have not arisen but that, based on facts known to Victory at this time, are likely to arise or to become known to Victory within 10 years after such date. Victory cannot make any assurance as to when such plan will be completed and when liquidation distributions will be made, although Victory intends to complete such process as soon as practicable.

A copy of the press release announcing the termination is attached to this Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
99.1	Press release, dated April 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2009

VICTORY ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky
President